Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-194554, 333-174556, 333-180140, 333-187225, 333-202572, and 333-210191) and Form S-3 (No. 333-185461, 333-194808, 333-194834, 333-193934, and 333-212448) of our report dated March 16, 2017 relating to the consolidated financial statements of TerraVia Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) and our report dated March 16, 2017 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 16, 2017